Exhibit 10.1

December 14, 2010

[Name]
A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive
Berlin, NJ 08009

Dear [               ]:

The Company has decided to offer you a special, one-time, lump sum cash retention award (the “Award,” as further defined below), subject to the terms and conditions of this Award letter. To accept this Award, please sign the enclosed copies of this Award letter. If you do not sign this Award letter, this offer will be deemed null and void.

Definition of Award. On December 31, 2011 (the “Vesting Date”), you will be entitled to receive the amount equal to 55% of your current base salary, less applicable tax and withholdings. Your current base salary is $[              ]. Therefore, your Award amount is $[              ], less applicable tax and withholdings.

Right to Receive Award. Your right to receive the Award is contingent on (i) your agreeing to the terms and conditions of this Award letter, (ii) your remaining continuously employed on a full-time basis in your current position, or a position at least equivalent to your current position in terms of level and as determined by the Company, with the Company through and including the Vesting Date, (iii) your continuing to achieve a performance rating of “meets expectations” or higher through and including the Vesting Date, and (iv) your continuous compliance with all Company policies and procedures through and including the Vesting Date. If you satisfy these requirements, the Award will be paid to you in a single lump sum cash payment on the first regular Company payroll date following the Vesting Date. Your right to this Award is not contingent on corporate performance.

Death or Disability. Notwithstanding the second paragraph of this Award letter, if your employment with the Company terminates on or before December 31, 2011 because you die or become permanently disabled, then the portion of your Award that will vest as of the date of your death or termination for permanent disability (assuming you otherwise satisfy the terms and conditions of this Award letter) shall equal the product of (x) your Award amount set forth above multiplied by (y) the number of days from January 1, 2011 through the date of death or permanent disability divided by 365, less applicable tax and withholdings. The Board or the Compensation Committee of the Board will determine whether a permanent disability exists for purposes of the foregoing, and such determination will be conclusive and binding. If your death or permanent disability occurs, the defined term “Vesting Date” shall mean the date of your death or permanent disability for the purposes of the terms and conditions of this Award letter.

Forfeiture. Subject to the provisions of the next paragraph below, if prior to the Vesting Date, (i) your employment with the Company terminates for any reason, whether as a result of a Company decision or your decision, (ii) your employment status with the Company changes to part-time, or (iii) you retire from the Company, then your right to receive the Award will be forfeited immediately as of the date of your termination, change in status or retirement, as the case may be. Except upon your death or permanent disability pursuant to the previous paragraph, nothing in this Award letter shall be construed as granting you any right to receive a pro rata or other portion of the Award if the terms and conditions of this Award letter are not met.

December 14, 2010

Change in Control. If you remain continuously employed on a full-time active basis with the Company through and including the date on which a Change in Control of the Company occurs, then notwithstanding any provision in this Award letter to the contrary, the Award shall automatically vest and be payable to you upon the effective date of the Change in Control. For all purposes of this Award letter, “Change in Control” shall have the meaning set forth in the Company’s 2007 Stock Incentive Plan, as amended.

Other terms and conditions are set forth below.

1. Taxes; Withholdings. On the Vesting Date, you will have taxable income equal to the amount of your vested Award, and the Company will withhold the amount of taxes or withholdings required to be withheld or paid pursuant to all withholdings obligations that the Company is required by law to make.

2. Interpretation. The terms and conditions of this Award letter and all actions taken hereunder will be governed by the laws of the State of New Jersey, without regard to the conflict of law provisions of any jurisdiction. Should any provision of this Award letter be determined to be unenforceable, the enforceability of all other provisions shall not be affected.

4. Confidentiality. Prior to the Company’s public disclosure of this Award letter, you agree to keep the terms and conditions of this Award letter, and the fact that you have been offered this Award, strictly confidential. You may only disclose the information in this Award letter to your immediate family, attorney(s) or tax advisor(s), unless ordered to do so by a duly authorized subpoena issued by an appropriate agency or court of law. Failure to comply with this provision will be grounds to void the Award.

5. Miscellaneous.

(a) This Award letter is the entire agreement between you and the Company concerning the Award granted hereunder. If you are a party to an employment letter or agreement with the Company, you agree that in the case of a conflict between the employment letter or agreement and this Award letter relating to the terms and conditions of this Award, the terms and conditions of this Award letter will control. Beyond this acknowledgment, nothing herein is meant to create a contract for employment or modify the terms of an existing agreement that you may have entered into with the Company.

(b) Nothing in this Award letter confers any right to continued employment with the Company, or affects the Company’s right to terminate your employment pursuant to any existing agreement.

(c) The Company has no obligation to contribute any assets to a trust or other entity or otherwise to segregate any assets, or maintain separate accounts for the purpose of satisfying the Award obligation hereunder.

December 14, 2010

(d) For purposes of this Award letter, “Company” means A.C. Moore Arts & Crafts, Inc. or A.C. Moore Incorporated, as appropriate, and any and all of their successors or assigns (which shall include without limitation a purchaser or transferee of all the stock or substantially all the assets of the Company or any person who effects a Change in Control or any affiliate of any of them.)

(e) This Award letter shall bind and inure to the benefit of and be enforceable by you, the Company and each’s respective heirs, successors and assigns (which, with respect to the Company, shall include without limitation a purchaser or transferee of all the stock or substantially all the assets of the Company or any person who effects a Change in Control or any affiliate of any of them), except that you may not assign your rights or delegate your obligations hereunder without the prior written consent of the Company.

Your signature below constitutes your agreement to the terms and conditions contained in this Award letter.

Sincerely,

By:

Name: Joseph A. Jeffries
Title: Chief Executive Officer

ACCEPTED:

[Name]

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